Exhibit 10.1
LOAN PURCHASE AND SALE AGREEMENT
THIS LOAN PURCHASE AND SALE AGREEMENT made as of this 16th day of February, 2010, by and among TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (“Seller”), a New York corporation, having an address at 730 Third Avenue, New York, New York 10017, STARWOOD PROPERTY MORTGAGE SUB-1, L.L.C. (“Purchaser”), a Delaware limited liability company, having an address at c/o Starwood Capital Group, 591 West Putnam Avenue, Greenwich, Connecticut 06830, and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”), having an address at 711 Third Avenue, New York, New York 10017.
RECITALS:
A. Seller is the owner of the loans described in the Mortgage Loan Schedule (as defined in Exhibit B) and attached as Exhibit A (each, individually, a “Loan,” and collectively, the “Loans”).
B. Seller wishes to sell the Loans and Purchaser, having conducted its own due diligence review of the Loans and the Properties (as defined in Exhibit B), wishes to purchase the Loans.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1. Definitions. Capitalized terms used in this Agreement are defined in Exhibit B or in the text with a cross-reference in Exhibit B.
Section 1.2. Rules of Construction. This Agreement will be interpreted in accordance with the rules of construction set forth in Exhibit C.
ARTICLE II
SALE AND PURCHASE OF THE LOANS
Section 2.1. Agreement to Sell and Purchase the Loans. Seller agrees to sell and Purchaser agrees to purchase the Loans in accordance with this Agreement.

Section 2.2. The Deposit. On the date hereof, Purchaser shall deliver the Deposit to Escrow Agent in accordance with the wiring instructions attached to this Agreement as Exhibit L. Escrow Agent will hold the Deposit in accordance with this Agreement in a non-interest bearing account. At the Closing, Escrow Agent will disburse the Deposit to Seller, Seller will apply the Deposit as a credit against the Purchase Price and Purchaser will pay the balance of the Purchase Price to Seller in accordance with Section 3.2(a). If Purchaser fails to deliver the Deposit to Escrow Agent on the date of this Agreement, Seller shall have the right to cancel this Agreement, in which event neither Seller nor Purchaser will have any further rights or obligations under this Agreement other than those rights and obligations which expressly survive the termination of this Agreement.
Section 2.3. Access to the Loan Files. Purchaser has delivered or is delivering to Seller contemporaneously with Purchaser’s execution and delivery of this Agreement an executed Confidentiality Agreement. During the period beginning on the date of this Agreement and ending on the Closing Date and subject to Purchaser’s delivery to Seller of such executed Confidentiality Agreement, Seller will permit Purchaser and its Representatives (as defined in the Confidentiality Agreement) access to the Loan Files during Seller’s normal business hours and upon reasonable Notice and will continue to permit Purchaser and its Representatives access to copies of the Loan Files currently available through an on-line database.
Section 2.4. Assignment and Assumption of Agreement among Noteholders. Within five (5) Business Days of the date of this Agreement, Purchaser shall deliver to Seller an executed assumption of Seller’s rights and obligations under the Agreement among Noteholders with respect to the Willowbrook Mall Loan, in the form of Exhibit K. In the event that Class A Noteholder (as defined in the Agreement among Noteholders) requests that the assumption of Seller’s rights and obligations under the Agreement among Noteholders be in a form other than the form set forth on Exhibit K, Purchaser shall reasonably cooperate with such request and within two (2) Business Days of the date of receiving a written copy of such request from Seller, deliver to Seller an executed assumption of Seller’s rights and obligations under the Agreement among Noteholders in form and substance satisfactory to Class A Noteholder. If Purchaser fails to satisfy the requirements set forth in this Section 2.4 in whole or in part, Seller may elect to cancel this Agreement, in which event this Agreement will terminate, Seller will be entitled to the Deposit and neither Seller nor Purchaser will have any further rights or obligations under this Agreement other than those rights and obligations which expressly survive the termination of this Agreement. Seller acknowledges that if it delivers the executed assumption of Seller’s rights and obligations under the Agreement among Noteholders to Class A Noteholder prior to the Closing, Seller shall notify Class A Noteholder at the time of such delivery that Seller has not yet transferred its interest in the Agreement among Noteholders to Purchaser.

ARTICLE III
THE CLOSING
Section 3.1. Time and Location of the Closing. The Closing will occur on the Closing Date at the time specified in Exhibit B. The Closing will take place at Seller’s offices or at such other location as Seller and Purchaser may agree. Subject to the terms of this Agreement, on the Closing Date, Seller will sell all of the Loans to Purchaser and Purchaser will purchase all of the Loans from Seller.
Section 3.2. Payment of and Adjustment to Purchase Price.
(a) At the Closing, Purchaser will pay the Purchase Price (either directly or through an escrow to be established by Escrow Agent) to Seller or to Seller’s designee, by wire transfer of immediately available funds in accordance with the wiring instructions attached to this Agreement as Exhibit D. The Purchase Price will be the consideration for the full and complete principal value of the Loans without regard to the actual outstanding aggregate amount due under the Notes, the Mortgages, the Assignments and any other documents in the Loan Files.
(b) Any and all adjustments to the Purchase Price (including the calculation of the Closing Date Principal Balances) will be computed effective as of 12:01 a.m. Eastern Standard/Daylight Time on the Closing Date.
(c) The Purchase Price shall be adjusted to include accrued and unpaid interest under the Notes to and including the date immediately preceding the Closing Date.
(d) All regularly scheduled payments of principal and all prepayments of principal received on or before the Closing Date will be the property of Seller. Purchaser will not receive a credit against the Purchase Price for any payment in the nature of a prepayment premium, yield maintenance payment, additional or contingent interest or internal rate of return or residual lookback payment received by Seller and Purchaser will have no right to or interest in such payments.
(e) As of the Closing Date, Purchaser will assume all of Seller’s obligations under the Loan Documents for all Escrow Amounts and accounts and Seller will transfer to Purchaser Seller’s interest in such Escrow Amounts and accounts (and the corresponding escrow and pledge agreements) at Closing in accordance with the terms hereof.
(f) Notwithstanding anything in this Agreement to the contrary and only to the extent that the Closing is consummated, Seller shall promptly remit (or cause to be remitted) to Purchaser any payments of interest or principal under the Notes and all other sums received by Seller (or on behalf of Seller) pursuant to the Loan Documents (other than under any of the Loans repurchased by Seller pursuant to this Agreement) on and after the Closing Date (other than payments of principal received by Seller which were previously deducted from the Closing Date Principal Balances used to determine the Purchase Price).

Section 3.3. Purchaser’s Closing Documents. Purchaser will deliver the following Closing Documents to Seller at the Closing:
(a) an executed receipt for the Notes and the Letters of Credit, in the form of Exhibit E;
(b) for each Loan, an executed assumption of Seller’s rights and obligations under agreements and with accounts with respect to the Loan, other than the Excluded Agreement and the Excluded Letter of Credit, in the form of Exhibit F;
(c) for each Loan, an executed letter in the form of Exhibit I, addressed to Borrower notifying Borrower of the transfer of the Loan to Purchaser and directing Borrower to make all debt service and any other payments required to be paid directly to Seller under the Loan from and after the Closing Date to Purchaser or Purchaser’s designee;
(d) a certificate of Purchaser’s Secretary or Assistant Secretary, certifying as to the incumbency of the signatories authorized to execute this Agreement and the Closing Documents required to be executed and delivered by Purchaser on behalf of Purchaser;
(e) certified copies of Purchaser’s corporate resolutions authorizing the execution of this Agreement and the Closing Documents required to be executed and delivered by Purchaser and the consummation of the transaction contemplated by this Agreement;
(f) a certificate of Purchaser certifying that all representations and warranties made by Purchaser in this Agreement remain true, correct and complete in all material respects on the Closing Date as though the representations and warranties were made on and as of the Closing Date;
(g) for the MGM Tower Loan, an executed letter addressed to Note A Holder (as defined in the Co-Lender Agreement) notifying Note A Holder of the transfer of the MGM Tower Loan to Purchaser and enclosing an original executed assumption of Seller’s rights and obligations under the Co-Lender Agreement with respect to the MGM Tower Loan in the form of Exhibit F; and
(h) for the Willowbrook Mall Loan, an executed letter addressed to Senior Lender (as defined in the Loan Agreement) notifying Senior Lender of the transfer of the Willowbrook Mall Loan to Purchaser.
Section 3.4. Seller’s Closing Documents. Seller’s delivery of the Loan Files and any other Closing Documents that Seller is required to deliver in accordance with this Agreement will be conditioned on Seller’s receipt of the Purchase Price and the Closing Documents that Purchaser is required to deliver in accordance with this Agreement. At the Closing, when Seller has received the Purchase Price and the Closing Documents that Purchaser is required to deliver to Seller in accordance with this Agreement, Seller will transfer, assign, set-over and convey to Purchaser, without recourse (except as otherwise expressly set forth in this Agreement), all of Seller’s right, title and interest in and to the Loans and the Loan Files. Seller will deliver the following Closing Documents to Purchaser at the Closing:
(a) for each Loan, an original of the Note, endorsed pursuant to an endorsement in the form of Exhibit G;
(b) for each Loan except the MGM Tower Loan, an executed assignment of the Mortgage (other than the UCC Financing Statements) and the Assignment in favor of Purchaser, in the form of Exhibit H (in recordable form for the applicable jurisdictions where the Properties are located);
(c) for each Loan, an executed assignment of Seller’s rights and obligations under agreements and accounts with respect to the Loan, other than the Excluded Agreement and the Excluded Letter of Credit, in the form of Exhibit F;
(d) for each Loan except the MGM Tower Loan, UCC-2 or UCC-3 Financing Statements (or the equivalent) reflecting the transfer of the Loan to Purchaser, provided, however, that Purchaser acknowledges that some of the UCC-1 Financing Statements in the Loan Files may have lapsed or expired;
(e) each Loan File;
(f) for each Loan, an executed letter in the form of Exhibit I, addressed to Borrower notifying Borrower of the transfer of the Loan to Purchaser, directing Borrower to make all debt service and any other payments required to be paid directly to Seller under the Loan from and after the Closing Date to Purchaser or Purchaser’s designee and notifying Borrower that any Escrow Amounts (and related escrow and pledge agreements) for such Loan (except in the case of the MGM Tower Loan and the Willowbrook Mall Loan) have been transferred to Purchaser;
(g) a certificate of Seller’s secretary or assistant secretary certifying (i) as to the incumbency of the signatories authorized to execute this Agreement and the Closing Documents required to be executed and delivered by Seller on behalf of Seller and (ii) that the execution of this Agreement and the Closing Documents and the consummation of the transaction contemplated by this Agreement have been duly authorized;
(h) a certificate of Seller certifying that all representations and warranties made by Seller in this Agreement remain true, correct and complete in all material respects on the Closing Date as though the representations and warranties were made on and as of the Closing Date, except that Seller may update the Mortgage Loan Schedule as necessary;
(i) for the MGM Tower Loan, an executed letter addressed to Note A Holder (as defined in the Co-Lender Agreement) notifying Note A Holder of the transfer of the MGM Tower Loan to Purchaser and enclosing an original executed assumption of Seller’s rights and obligations under the Co-Lender Agreement with respect to the MGM Tower Loan;
(j) for the Willowbrook Mall Loan, an executed letter addressed to Senior Lender (as defined in the Loan Agreement) notifying Senior Lender of the transfer of the Willowbrook Mall Loan to Purchaser;
(k) for each escrow or pledge agreement to which Seller is a party relating to the Loans, an executed letter in the form of Exhibit N, addressed to the escrow agent thereunder notifying such escrow agent of the transfer of the Loan to Purchaser and the assignment of the related Escrow Amount(s) and escrow or pledge agreements to Purchaser, and directing the escrow agent to change the name of the account in which the Escrow Amount(s) is maintained by replacing the name of Seller with the name of Purchaser;
(l) with respect to the Research Office Center Loan (as described in the Mortgage Loan Schedule), the original Letter of Credit issued by JPMorgan Chase Bank, N.A. in the amount of Two Million Five Hundred Thousand and no/100ths dollars ($2,500,000.00), together with the form transferring the Letter of Credit from Seller to Purchaser, executed and fully completed by Seller (the “Research Office Center Letter of Credit”);
(m) with respect to the Life Time Fitness Centers Loans (as described in the Mortgage Loan Schedule), the original Letter of Credit issued by U.S. Bank National Association in the amount of Five Million and no/100ths dollars ($5,000,000.00) (the “Life Time Fitness Letter of Credit”);
(n) for the MGM Tower Loan, an executed letter addressed to the Master Servicer (as defined in the MGM Tower Sub-Servicing Agreement) notifying the Master Servicer of the transfer of the MGM Tower Loan to Purchaser and the termination of the MGM Tower Sub-Servicing Agreement; and
(o) for the Willowbrook Mall Loan, an executed letter addressed to the Master Servicer (as defined in the Willowbrook Mall Sub-Servicing Agreement) notifying the Master Servicer of the transfer of the Willowbrook Mall Loan to Purchaser and the termination of the Willowbrook Mall Sub-Servicing Agreement.
Section 3.5. Delivery of the Loan Files.
(a) The Loan Files will be delivered to Purchaser at Closing when Seller has received the Purchase Price and all Closing Documents required to be delivered by Purchaser and Seller has delivered all Closing Documents required to be delivered by Seller, all in accordance with this Article (provided that Seller shall permit Purchaser or its Representatives the opportunity to review the Loan Files at the offices of Debevoise & Plimpton LLP, New York, New York prior to the Closing in order to verify the contents of the Loan Files). From and after delivery of the Loan Files to Purchaser, Seller and Seller’s Affiliates, agents, employees, representatives and trustees will have no responsibility for the Loan Files and Purchaser will bear all risk of loss or damage with respect to the Loan Files. Upon delivery of the Loan Files to Purchaser, Purchaser will arrange to move the Loan Files, at Purchaser’s expense, to a location designated by Purchaser.
(b) After delivery of the Loan Files to Purchaser in accordance with this Agreement, Seller will have the continuing right during the period commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date to use, inspect and make extracts from or copies of documents in the Loan Files, on reasonable Notice to Purchaser and at Seller’s expense. Purchaser further agrees to allow Seller temporary possession, custody and use of original documents from the Loan Files at any time during the period commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date for any lawful purpose and upon reasonable terms and conditions, on reasonable Notice to Purchaser. Before destruction of any document in the Loan Files at any time during the period commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, Purchaser agrees to give reasonable Notice to Seller and to allow Seller, at Seller’s expense, to recover the document from Purchaser.
Section 3.6. Recording and Filing Closing Documents. Purchaser will be solely responsible for recording or filing, as the case may be, at Purchaser’s own expense, the assignment of the Mortgages and the Assignments and the UCC Financing Statements to Purchaser from Seller required to be delivered hereunder.
Section 3.7. Servicing the Loans. Seller will sell the Loans and Purchaser will purchase the Loans on a servicing-released basis except in the case of the MGM Tower Loan and the Willowbrook Mall Loan. All of Seller’s rights and obligations with respect to the servicing of the Loans will be transferred to Purchaser as of the Closing Date to the extent transferable (other than Seller’s rights and obligations under the Excluded Agreement, which will not be transferred), and Seller will be discharged from all obligations for servicing the Loans as of the Closing Date and will cause the Loans (other than the MGM Tower Loan and the Willowbrook Mall Loan) to be released or discharged from any servicing agreements as of the Closing Date (other than Seller’s obligations under the Excluded Agreement, which will not be assumed by Purchaser). Seller will cooperate with Purchaser on transferring the servicing and Escrow Amounts (except in the case of the MGM Tower Loan and the Willowbrook Mall Loan) to Purchaser.
Section 3.8. Closing Date Extension.
(a) In the event that prior to the Closing Date, Seller has not consummated the Life Time Fitness Centers Loans Separation Transaction pursuant to Section 8.20(a) of this Agreement (and Seller shall provide Notice to Purchaser at least two (2) Business Days prior to the Closing Date in the event the Life Time Fitness Centers Loans Separation Transaction will not be consummated by the Closing Date), the Closing Date for the Life Time Fitness Centers Loans shall be automatically extended until the earlier of (i) two (2) Business Days after the date on which Seller consummates the Life Time Fitness Centers Loans Separation Transaction and (ii) two (2) weeks after the Closing Date (the “Life

Time Loans Closing Date”), in order that Seller may consummate the Life Time Fitness Centers Loans Separation Transaction, provided, that:
(i) On the Closing Date, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of the Loans (and related Loan Files) other than the Life Time Fitness Centers Loans (and related Loan Files) (the “Other Loans”) pursuant to the terms of this Agreement. At the Closing, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller, each party’s respective Closing Documents relating to the Other Loans pursuant to the terms of this Agreement. The Purchase Price payable by Purchaser to Seller on the Closing Date for the Other Loans shall be reduced to exclude the Life Time Fitness Centers Loans and shall be calculated pursuant to Section 3.2 hereof using the Closing Date Principal Balances of the Other Loans. Only the pro rata portion of the Deposit (based on the Closing Date Principal Balances of all Loans on the Closing Date) for the Other Loans will be applied to the Purchase Price paid to Seller on the Closing Date, and the remainder of the Deposit will continue to be held by Escrow Agent in accordance with the terms of this Agreement.
(ii) Following the Closing Date, this Agreement will remain in full force and effect with respect to the Life Time Fitness Centers Loans and references to the term “Closing Date” in this Agreement shall be deemed to mean and refer to the Life Time Loans Closing Date (or the Extended Life Time Loans Closing Date, if applicable), solely with respect to the Life Time Fitness Centers Loans.
(iii) On the Life Time Loans Closing Date, provided that Seller has consummated the Life Time Fitness Centers Loans Separation Transaction pursuant to Section 8.20(a) of this Agreement, Seller shall deliver to Purchaser an updated Mortgage Loan Schedule only with respect to the Life Time Fitness Centers Loans, and reaffirm its representations and warranties in Section 5.4(c) and Section 5.4(g) with respect to the Life Time Fitness Centers Loans as of the Life Time Loans Closing Date.
(iv) On the Life Time Loans Closing Date, provided that Seller has consummated the Life Time Fitness Centers Loans Separation Transaction pursuant to Section 8.20(a) of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, all of the Life Time Fitness Centers Loans (and related Loan Files) pursuant to the terms of this Agreement. At the Closing, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller, each party’s respective Closing Documents relating to the Life Time Fitness Centers Loans pursuant to the terms of this Agreement. The Purchaser Price payable by Purchaser to Seller on the Life Time Loans Closing Date for the Life Time Fitness Centers Loans shall be calculated pursuant to Section 3.2 hereof using the Closing Date Principal Balances (as of 12:01 a.m. Eastern Standard/Daylight Time on the Life Time Loans Closing Date) of the Life Time Fitness Centers Loans. On the Closing Date, the remaining portion of the Deposit shall be applied to the Purchase Price of the Life Time Fitness Centers Loans.
(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that Seller does not effectuate the Life Time Fitness Centers Loans Separation

Transaction pursuant to Section 8.20(a) of this Agreement prior to the Life Time Loans Closing Date, Purchaser may elect either (i) to extend the Life Time Loans Closing Date until the earlier of (A) two (2) Business Days after the date on which Seller consummates the Life Time Fitness Centers Loans Separation Transaction and (B) sixty (60) days after the original Life Time Loans Closing Date (the “Extended Life Time Loans Closing Date”), in order to provide Seller with additional time to consummate such amendments, in which case the Life Time Loans Closing Date shall be deemed to be extended, or (ii) to terminate this Agreement with respect to the Life Time Fitness Centers Loans, in which event Purchaser shall receive the remaining portion of the Deposit from Escrow Agent, and neither Seller nor Purchaser will have any further rights or obligations under this Agreement with respect to the Life Time Fitness Centers Loans other than those rights and obligations which expressly survive the termination of this Agreement. In the event that Purchaser elects to extend the Life Time Loans Closing Date until the Extended Life Time Loans Closing Date, Purchaser shall provide Notice to Seller on or prior to the Life Time Loans Closing Date (provided that Seller has provided Notice to Purchaser at least two (2) Business Days prior to the Life Time Loans Closing Date that the Life Time Fitness Centers Loans Separation Transaction will not be consummated by the Life Time Loans Closing Date). If the Life Time Loans Closing Date has been extended until the Extended Life Time Loans Closing Date and the Life Time Fitness Centers Loans Separation Transaction is not consummated by the Extended Life Time Loans Closing Date, this Agreement shall terminate with respect to the Life Time Fitness Centers Loans, Purchaser shall receive the remaining portion of the Deposit from Escrow Agent, and neither Seller nor Purchaser will have any further rights or obligations under this Agreement with respect to the Life Time Fitness Centers Loans other than those rights and obligations which expressly survive the termination of this Agreement.
(c) Notwithstanding anything to the contrary contained herein, Purchaser shall have no obligation to purchase (and shall not be in breach of this Agreement for failing to purchase) and Seller shall have no obligation to sell (and shall not be in breach of this Agreement for failing to sell) the Life Time Fitness Centers Loans if Seller fails to effectuate the Life Time Fitness Centers Loans Separation Transaction on or prior to the Closing Date (or the Life Time Loans Closing Date or the Extended Life Time Loans Closing Date, if the closing date for the sale of the Life Time Fitness Centers Loans is extended pursuant to the terms of Section 3.8 above).
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
Section 4.1. Purchaser’s Authority.
(a) Purchaser is and through the Closing Date will continue to be duly organized, validly existing and in good standing under the laws of the state or commonwealth in which it was organized or incorporated.

(b) Purchaser has and through the Closing Date will continue to have all necessary approvals, whether governmental or otherwise, and full right, power and authority, to (i) execute and deliver this Agreement and (ii) perform its obligations under this Agreement and consummate the transaction contemplated by this Agreement.
(c) Purchaser’s execution and delivery of this Agreement, Purchaser’s performance of its obligations under this Agreement and consummation of the transaction contemplated by this Agreement do not and through the Closing Date will continue not to (i) conflict with any laws or agreements binding on Purchaser or (ii) result in a default under any agreements binding on Purchaser.
(d) Assuming Seller’s due execution and delivery of this Agreement, this Agreement constitutes and through the Closing Date will continue to constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with this Agreement, except to the extent that enforceability of the obligations may be subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(e) Purchaser (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.
(f) (i) Purchaser is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (ii) the assets of Purchaser do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (iii) Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of one or more such plans; or (iv) transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.
(g) Purchaser is (i) an Institutional Lender/Owner (as defined in the Co-Lender Agreement) and (ii) a Qualified Institutional Lender (as defined in the Agreement among

Noteholders).
Section 4.2. No Reliance.
(a) Purchaser is and through the Closing Date will continue to be familiar with all aspects of the Loans and the Properties. In particular, Purchaser has not relied on any oral or, except as otherwise expressly set forth in this Agreement, written information provided by Seller or by Seller’s Affiliates, agents, employees, representatives or trustees or by any broker or agent pertaining to the Properties, including any leases, cash flow statements or other financial information. Purchaser’s decision to purchase the Loans is based on Purchaser’s due diligence review and independent evaluation of the Loans and the Properties. Purchaser is a sophisticated purchaser, with experience in owning and holding commercial mortgage loans in the nature of the Loans, including commercial mortgage loans that may have been modified or restructured. Purchaser is familiar with the risks associated with commercial mortgage loan sale transactions, which ordinarily include commercial mortgage loans of varying quality and which involve purchases based on limited information, disclosures and representations and warranties. Purchaser recognizes the special nature of the transaction that is the subject of this Agreement (including that the Loans may have been modified and restructured), understands and is freely taking all risks involved in connection with the transaction and acknowledges that the nature and risks are reflected in the Purchase Price and in the terms and conditions pursuant to which Purchaser is willing to purchase and Seller is willing to sell the Loans.
(b) In entering into this Agreement, Purchaser has not relied on any oral or, except as otherwise expressly set forth in this Agreement, written information provided by Seller or by Seller’s Affiliates, agents, employees, representatives or trustees or by any other agent or broker. No agent, employee or representative of Seller or other agent or broker has been authorized to make, and Purchaser has not relied on, any statements other than those expressly set forth in this Agreement. Purchaser is not relying on any continued actions or efforts on the part of Seller or Seller’s Affiliates, agents, employees, representatives or trustees with respect to the Loans. After the Closing Date, Seller will retain no further direct interest in the Loans (except as otherwise expressly set forth in this Agreement) and Seller and its Affiliates, agents, employees, representatives and trustees will not provide any further servicing of the Loans or any foreclosure or other management services. Seller has not advanced and will not advance funds to Purchaser to protect the Properties or to maintain the yield of the Loans. Seller has not guaranteed and does not guarantee payment of the Loans or performance of Borrowers’ obligations under the documents in the Loan Files and Seller has not guaranteed and does not guarantee the condition, performance, rate of return, value or yield of the Loans or the Properties. The Loans are being sold as-is, with no enhancement or value added (except for Seller’s representations and warranties set forth in Section 5.4 and Seller’s obligations set forth in Section 8.20 of this Agreement) by Seller and no modifications to the material terms of the Loan Files.
Section 4.3. No Securities. Purchaser’s acquisition of the Loans does not constitute a purchase of securities within the meaning of federal or state securities laws,

and in light of the representations, warranties, covenants and acknowledgments contained in this Agreement, Purchaser waives all rights, if any, to make any Claim in connection with any federal or state securities law.
Section 4.4. Environmental, Seismic, Engineering and Structural Risks. Certain environmental, seismic, engineering and structural risks may exist with respect to the Properties. Purchaser has analyzed or has had an opportunity to analyze the environmental, seismic, engineering, and structural issues pertaining to each Property and is acquiring the Loans subject to the risks mentioned above. Purchaser agrees that it will not rely in any way on any environmental, seismic, engineering and structural reports delivered to Purchaser by Seller or by Seller’s Affiliates, agents, employees, representatives or trustees in connection with Purchaser’s due diligence or review of the Loan Files.
Section 4.5. Title Insurance. Purchaser will be solely responsible for the cost of any endorsement to Seller’s existing title insurance policies for the Loans and the cost of any other title insurance desired by Purchaser, and the procurement of any endorsement or other insurance for any Loan will not be a condition to the Closing. Seller and Seller’s Affiliates, agents, employees, representatives and trustees will have no obligation under this Agreement to discharge or satisfy, or to expend any amount or incur any liability in order to discharge or satisfy, any lien, encumbrance, agreement or other matter affecting the Properties or to purchase any title endorsement that Purchaser wishes to secure in connection with the transaction.
Section 4.6. Collection Practices. Purchaser will not violate any law relating to unfair collection practices in connection with the Loans.
Section 4.7. Litigation. Purchaser will not (a) institute any legal action in the name of Seller, (b) intentionally or unintentionally, through misrepresentation or nondisclosure, conceal or mislead any person as to Purchaser’s identity or (c) use or refer to Seller’s name or any name derived from Seller’s name to promote the sale or transfer of the Loans or the collection or management of the Loans.
Section 4.8. No Brokers. Purchaser has not dealt with any broker or finder other than Seller’s Broker in connection with the purchase and sale of the Loans, provided that Purchaser shall not be responsible or liable for any fees or other amounts owed or payable to Seller’s Broker relating to the transactions contemplated hereunder, which amounts are the sole responsibility of Seller.
ARTICLE V
SELLER’S REPRESENTATIONS AND WARRANTIES
Section 5.1. No Implied Representations or Warranties. Seller has not and will not be deemed to have made and specifically disclaims any implied warranties or representations under this Agreement. Except as expressly provided in this Article V,

Seller makes no representations or warranties with respect to (a) the Loans or the Loan Files; (b) the priority, perfection or enforceability of the Notes, the Mortgages, the Assignments or any other document in the Loan Files; (c) the presence or absence of defaults under, defenses to or offsets against the Notes, the Mortgages, the Assignments or any other document in the Loan Files; (d) the status or financial condition of any Borrower; or (e) any fact or condition respecting the Properties.
Section 5.2. Seller’s Authority.
(a) Seller is and through the Closing Date will continue to be (i) duly organized, validly existing and in good standing under the laws of the State of New York and (ii) duly qualified to conduct business, in good standing, in the State of New York.
(b) Subject to Section 8.16, Seller has and through the Closing Date will continue to have all necessary approvals, whether governmental or otherwise, and full right, power and authority, to (i) execute and deliver this Agreement and (ii) perform its obligations under this Agreement and consummate the transaction contemplated by this Agreement.
(c) Subject to Section 8.16, Seller’s execution and delivery of this Agreement, Seller’s performance of its obligations under this Agreement and consummation of the transaction contemplated by this Agreement do not and through the Closing Date will continue not to (i) conflict with any laws or agreements binding on Seller or (ii) result in a default under any agreements binding on Seller.
(d) Subject to Section 8.16, assuming Purchaser’s due execution and delivery of this Agreement, this Agreement constitutes and through the Closing Date will continue to constitute a legal, valid and binding obligation of Seller, enforceable in accordance with this Agreement, except to the extent that enforceability of the obligations may be subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(e) Seller (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list; and (ii) is currently in compliance with and will at times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(f) (i) Seller is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (ii) the assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; and (iii) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans; or (iv) transactions by or with Seller are not in violation of state statutes applicable to Seller regulating investments of and fiduciary obligations with respect to governmental plans.
Section 5.3. No Brokers. Seller has not dealt with any broker or finder other than Seller’s Broker in connection with the purchase and sale of the Loans. Seller will be responsible for the payment of any brokerage commission or finders fee payable to Seller’s Broker in connection with the purchase and sale of the Loans in accordance with a separate agreement between Seller and Seller’s Broker.
Section 5.4. Seller’s Representations as to the Loans. With respect to each Loan, Seller represents and warrants that as of the Closing Date (except for (c) and (g) below, which are made as of the date of this Agreement):
(a) Seller is the sole legal and beneficial owner and holder of the Loan and the physical contents of the Loan File with respect to such Loan, free and clear of any and all liens, pledges, charges, or security interests of any nature on its interest in the Loan, but subject to the terms, conditions and limitations contained in the Loan File.
(b) Seller has not previously assigned, sold or otherwise transferred any of its interest in and to the Loan or the physical contents of the Loan File; there are no participation agreements affecting the Loan.
(c) The information set forth on the Mortgage Loan Schedule is true and correct.
(d) The Loan is not cross-defaulted or cross-collateralized with any other loan owned by Seller which is not one of the Loans.
(e) Seller has not sent Borrower a default notice with respect to the Loan during the twelve (12) month period immediately preceding the Closing Date.
(f) No foreclosure actions by Seller are pending against the Property.
(g) The Loan has not been thirty (30) or more days delinquent in the twelve (12) month period immediately preceding the Closing Date, and, other than as indicated on the Mortgage Loan Schedule, all payments due on or before the Closing Date have been paid.
(h) The documents in the Loan Files (including any amendments to the documents) do not require the disbursement of any additional Loan proceeds by Seller and the amount of each Note has been fully disbursed. To Seller’s Actual Knowledge, any disbursements from the Escrow Amounts required to be disbursed prior to the Closing Date have been disbursed.

(i) To Seller’s Actual Knowledge, Seller has made available to Purchaser for inspection, with respect to the Loan, true, correct and complete Loan Files.
(j) To Seller’s Actual Knowledge, the Loan File for the Loan contains true and complete copies of the Loan Documents now in effect for the Loan, and except as set forth in the Loan File, Seller has not (i) materially waived, altered or modified the Loan Documents in writing or (ii) satisfied, cancelled, rescinded, extended or subordinated the Loan Documents in whole or in part in writing.
(k) To Seller’s Actual Knowledge, Seller has not sent or received a written notice of default pursuant to the Agreement Among Noteholders or the Co-Lender Agreement.
(l) To Seller’s Actual Knowledge, Seller has not terminated or cancelled Seller’s title insurance policy, if any, relating to the Loan and Seller has not made any material claims in writing or been paid for any claims under any such title insurance policy.
Section 5.5. Survival. The representations and warranties contained in this Article V shall survive the Closing Date only until the Material Breach Termination Date.
ARTICLE VI
DEFAULTS AND REMEDIES
Section 6.1. Seller’s Remedies.
(a) If Purchaser fails or refuses to consummate the transaction contemplated by this Agreement in accordance with this Agreement or Purchaser otherwise is in default under this Agreement, Seller and Purchaser agree that the damages Seller would sustain as a result of the failure, refusal or default by Purchaser would be substantial but would be difficult to ascertain. Accordingly, Seller and Purchaser agree that in the event of such a failure, refusal or default by Purchaser, Seller will be entitled to receive the Deposit from Escrow Agent as liquidated damages as Seller’s sole and exclusive remedy, whereupon this Agreement will terminate and neither Seller nor Purchaser will have any further rights or obligations under this Agreement.
(b) If following the Closing, Purchaser materially defaults under its obligations set forth in Section 8.23 hereof, Seller shall have the right to make a Claim against Purchaser for any loss, cost, expense and damages resulting from such default, provided that any Claim by Seller against Purchaser arising out of such default shall be limited to the actual amount of the loss, cost, expense and damages suffered or incurred by Purchaser as a result of such default (excluding consequential, punitive and similar damages).
Section 6.2. Purchaser’s Remedies.

(a) If Seller fails to secure the appropriate corporate authorization to consummate the transaction contemplated by this Agreement in accordance with Section 8.16 or materially fails to perform or materially breaches any obligations or covenants in Section 8.20(b) or Section 8.20(c) hereof, Purchaser will be entitled to receive the Deposit from Escrow Agent, this Agreement will terminate and neither Seller nor Purchaser will have any further rights or obligations under this Agreement other than those rights and obligations that expressly survive the termination of this Agreement.
(b) If Seller fails or refuses to consummate the transaction contemplated by this Agreement (other than as a result of (i) Seller’s failure to secure the appropriate authorization to consummate the transaction or (ii) Seller’s failure to effectuate the Life Time Fitness Centers Loans Separation Transaction pursuant to Section 8.20(a), for which Purchaser shall have the rights and remedies set forth in Section 3.8 hereof), including any failure by Seller to deliver to Purchaser the Closing Documents required to be delivered by Seller, Purchaser will have the right, at Purchaser’s sole option, to (i) terminate this Agreement and receive the Deposit from Escrow Agent or (ii) institute a proceeding for specific performance.
(c) If following the Closing, Seller materially defaults under its obligations set forth in Section 8.20(d), Section 8.20(e) or Section 8.22 hereof, Purchaser shall have the right to make a Claim against Seller for any loss, cost, expense and damages resulting from such default, provided that any Claim by Purchaser against Seller arising out of such default shall be limited to the actual amount of the loss, cost, expense and damages suffered or incurred by Purchaser as a result of such default (excluding consequential, punitive and similar damages).
(d) Purchaser will have no rights or remedies against Seller or Seller’s Affiliates, agents, employees, representatives or trustees in connection with the transaction contemplated by this Agreement other than the rights and remedies expressly set forth in this Section 6.2 and the rights and remedies provided in Section 6.3 below with respect to a Material Breach of a Seller’s Representation. Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s rights under this Article will inure to the benefit of Purchaser only and will terminate with respect to each Loan, upon the transfer of all or any portion of Purchaser’s interest in such Loan or upon the acquisition by any successor to Purchaser of Purchaser’s interest in such Loan.
Section 6.3. Material Breach of a Seller’s Representation.
(a) If Purchaser discovers a Material Breach of a Seller’s Representation, Purchaser will deliver Notice of the Material Breach to Seller within three (3) Business Days of Purchaser’s discovery of the Material Breach, but in no event after the Material Breach Termination Date. If Purchaser fails to deliver Notice of the Material Breach to Seller within the three (3) Business Day period described above or if Purchaser delivers the Notice to Seller after the Material Breach Termination Date, Purchaser will be deemed to have waived the Material Breach and Purchaser will have no right to assert a Claim for the Material Breach.

(b) If, prior to or at the Closing, Purchaser delivers to Seller Notice of a Material Breach of a Seller’s Representation as provided in Section 6.3(a), then Seller may elect, within thirty (30) days of its receipt of the Notice, in its sole and absolute discretion, to cure the Material Breach in all material respects. If Purchaser delivers the Notice to Seller less than thirty (30) days before the Closing, the Closing will be adjourned to the extent necessary to allow Seller thirty (30) days in which to make an election as described above. If Seller elects to cure the Material Breach, then the Closing will be adjourned for a reasonable period of time to allow Seller to effectuate a cure. If Seller does not make an election or, having elected to cure the Material Breach, Seller fails to do so within a reasonable period of time after Seller’s election, Purchaser will have the option either to (i) waive the Material Breach and consummate the transaction or (ii) rescind and cancel this Agreement, in which event Purchaser will be entitled to receive the Deposit from Escrow Agent and neither Seller nor Purchaser will have any further rights or obligations under this Agreement.
(c) If, after the Closing but prior to or on the Material Breach Termination Date, Purchaser delivers to Seller Notice of a Material Breach of a Seller’s Representation as to a Loan, as provided in Section 6.3(a), then Seller may elect, in its sole and absolute discretion, within thirty (30) days of Purchaser’s delivery of the Notice, either to cure the Material Breach in all material respects or to repurchase such Loan. If Seller does not make an election or, having elected to cure the Material Breach, fails to do so, any Claim arising out of the Material Breach will be limited to the lesser of (i) the actual amount of the loss suffered by Purchaser as a result of the Material Breach (excluding consequential, punitive and similar damages) as evidenced by documentation satisfactory to Seller and (ii) the amount of the Repurchase Price for such Loan.
(d) If Seller elects to repurchase a Loan, Seller will repurchase the Loan on a whole loan, servicing-released basis (except for the MGM Tower Loan and the Willowbrook Mall Loan) at the Repurchase Price. On the date of repurchase, Seller will pay the Repurchase Price to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser.
(e) In connection with any repurchase of a Loan in accordance with this Agreement, and as a condition to Seller’s payment of the Repurchase Price, Purchaser will tender to Seller the Loan Files for such Loan previously delivered to Purchaser, and Purchaser will endorse and assign to Seller each document that constitutes a part of the Loan Files that was endorsed or assigned to Purchaser, in the same manner as provided in Article III. In addition, Purchaser will make the same representations and warranties to Seller as of the date of the repurchase as Seller has made to Purchaser under Section 5.2 with respect to the sale and purchase of such Loan on the Closing Date. Furthermore, Purchaser will represent and warrant to Seller that (i) the provisions of the Note, the Mortgage, the Assignment and the other documents in such Loan Files have not been waived, modified, altered, satisfied, cancelled or subordinated in any respect or rescinded, (ii) Purchaser has not instituted any foreclosure action or other suit or proceeding in connection with such Loan, (iii) the Property has not been released from the lien of the

Mortgage, in whole or in part and (iv) Purchaser has not interfered in any way with the security for the Loan while the Loan was in Purchaser’s possession.
ARTICLE VII
INDEMNIFICATION
Section 7.1. General Indemnification. Purchaser indemnifies, holds harmless and defends Seller, Seller’s Affiliates, agents, employees, representatives and trustees, the existing trustees under any deed of trust securing the Loans and any predecessor or successor of Seller (collectively, the “Indemnified Persons”) for, from and against any and all Claims to which any of the Indemnified Persons may become subject on account of, arising out of or related to any act, omission, conduct or activity of Purchaser or any of Purchaser’s Affiliates, agents, employees, members, partners, principals, representatives or trustees at any time both before or after the Closing Date (but excluding any liabilities or obligations retained by Seller under the Loans or the Loan Documents which accrue or arise prior to the Closing Date and are not caused by Purchaser) on account of, arising out of or related to (a) this Agreement; (b) any of the Loans; (c) the condition, control, operation or ownership of any of the Properties, including the presence or release of any hazardous or toxic fluids, substances or materials on, under or from any Property; (d) Purchaser’s due diligence review of the Loans or the Properties; (e) the servicing of the Loans or any other breach by Purchaser of the covenant set forth in Section 4.6 relating to unfair collection practices or any acts and/or omissions by Purchaser resulting in any Claim that Seller, subsequent to the date of this Agreement, was in any way involved in or had in any way authorized any unlawful collection practices in connection with the Loans; (f) any inaccuracy in or breach of Purchaser’s representations, warranties, covenants or acknowledgments made pursuant to this Agreement; and (g) any Claim for a finder’s fee or broker’s commission asserted against Seller and arising from the transaction contemplated by this Agreement.
Section 7.2. Notice of Claims. Purchaser promptly will deliver Notice to Seller of any Claim by any person or entity against an Indemnified Person that arises from or is related to any of the Loans. Promptly after an Indemnified Person receives notice of a Claim (whether received from Purchaser or otherwise) to which this Article applies in the Indemnified Person’s opinion, the Indemnified Person will deliver Notice to Purchaser of the Claim, provided, however, that any failure by the Indemnified Person to deliver the Notice to Purchaser will not relieve Purchaser of liability under this Agreement. Purchaser will be entitled to participate in the defense of the Claim and may (with the consent of the Indemnified Person) or will (if required by the Indemnified Person) assume the defense of the Claim, using counsel selected by Purchaser and approved by the Indemnified Person. In either event, Purchaser will be responsible for and will pay on demand all legal fees and expenses incurred by the Indemnified Person in connection with the Claim.
Section 7.3. Settlement. If any Claim is settled or if there is a final judgment against the Indemnified Person in any Claim, Purchaser will indemnify, hold harmless and defend the Indemnified Person for, from and against any and all loss or liability incurred by the Indemnified Person by reason of such settlement or judgment and will pay on demand all costs and expenses incurred by the Indemnified Person in connection with the settlement or judgment.
Section 7.4. Environmental Indemnity. Nothing in this Agreement or any documents delivered pursuant to this Agreement will prejudice Seller from seeking the benefit of any environmental indemnity delivered by any indemnitor to Seller in connection with any of the Loans.
ARTICLE VIII
MISCELLANEOUS
Section 8.1. Notices. All Notices must be in writing and (a) delivered personally by a process server providing a sworn declaration evidencing the date of service, the individual served, and the address where the service was made; (b) sent by certified mail, return receipt requested; or (c) delivered by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at its address listed in Exhibit B. Seller and Purchaser each may change from time to time the address to which Notices must be sent, by Notice given in accordance with this Section. All Notices given in accordance with this Section will be deemed to have been given three (3) Business Days after having been deposited in any mail depository regularly maintained by the United States postal service, if sent by certified mail, or one (1) Business Day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery or on the date of personal service, if served by a process server.
Section 8.2. Applicable Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York.
Section 8.3. Seller’s Discretion. Wherever under this Agreement Seller has the right to approve or determine any matter, Seller’s approval or determination will be in Seller’s reasonable discretion unless expressly provided to the contrary in this Agreement. Wherever under this Agreement any matter is required to be satisfactory to Seller, Seller’s determination that the matter is satisfactory will be in Seller’s reasonable discretion unless expressly provided to the contrary in this Agreement.
Section 8.4. Unenforceable Provisions. If any provision of this Agreement is found to be illegal or unenforceable or would operate to invalidate this Agreement, then the provision will be deemed to be expunged and this Agreement will be construed as though the provision was not contained in this Agreement and the remainder of this Agreement will remain in full force and effect.

Section 8.5. Survival. Unless expressly provided to the contrary in this Agreement, Seller’s and Purchaser’s representations, warranties and covenants contained in this Agreement will continue in full force and effect and survive the Closing and any other act or omission that might otherwise be construed as a release or discharge and will not merge into the Closing Documents, but instead will be independently enforceable.
Section 8.6. Entire Agreement. Any agreements between Seller and Purchaser relating to the matters described in this Agreement, other than those expressly set forth in any Confidentiality Agreement executed by Purchaser, are contained in this Agreement, which contains the complete and exclusive statement of the agreements between Seller and Purchaser, except as Seller and Purchaser may later agree in writing to amend this Agreement.
Section 8.7. No Oral Amendment. This Agreement may not be amended, waived or terminated orally or by any act or omission made individually by Seller or Purchaser but may be amended, waived or terminated only by a written document signed by the party against which enforcement of the amendment, waiver or termination is sought.
Section 8.8. Joint and Several Liability. If Purchaser consists of more than one person or entity, the obligations and liabilities of each such person or entity under this Agreement are joint and several.
Section 8.9. Successors and Assigns. This Agreement binds Seller and Purchaser and their respective successors and assigns and, subject to the provisions of Section 6.2, inures to the benefit of Seller and Purchaser and their respective successors and permitted assigns. This Agreement also inures to the benefit of all Indemnified Parties pursuant to Article VII.
Section 8.10. Duplicates and Counterparts. Duplicate counterparts of this Agreement may be executed and together will constitute a single original document.
Section 8.11. Rights Cumulative; Waivers. The rights of each of Seller and Purchaser under this Agreement are cumulative and may be exercised as often as such party considers appropriate. The rights of each of Seller and Purchaser under this Agreement will not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party will in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.
Section 8.12. Assignment. This Agreement is not assignable by Purchaser, provided, however, that Purchaser will have the right to name an Affiliate as the endorsee of the Notes and the assignee of the Mortgages, the Assignments and the Loan Files

required to be delivered pursuant to this Agreement. Notwithstanding the foregoing, in order to exercise the right to name an Affiliate as the endorsee of the Notes and the assignee of the Mortgages, the Assignments and the Loan Files required to be delivered pursuant to this Agreement, Purchaser must (i) provide Notice of such exercise to Seller at least seven (7) Business Days prior to the Closing Date and (ii) fully disclose to Seller the composition of the Affiliate and any additional information requested by Seller in Seller’s sole and absolute discretion in connection therewith, including but not limited to structure charts, organizational documents and evidence of the formation and good standing of any entities named therein.
Section 8.13. Fees and Expenses. Seller and Purchaser each will bear the fees and expenses of its respective accountants, appraisers, attorneys and other consultants and other costs and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated by this Agreement. Purchaser shall pay for cost of the title updates (whether ordered by Purchaser or Seller) to the loan policies of title insurance for the Loans. Purchaser will pay any transfer fees or taxes imposed in connection with the transaction contemplated by this Agreement other than additional income taxes, if any, imposed on Seller in connection with the transaction. If either Seller or Purchaser commences an action against the other to enforce any of the provisions of this Agreement or because of the breach by either party of any of the provisions of this Agreement, the losing party will pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of the action.
Section 8.14. Agreement Not Binding. Nothing contained in this Agreement will create any obligation on the part of Seller under this Agreement unless and until the Deposit has been deposited with Escrow Agent and Seller has executed and delivered to Purchaser a counterpart copy of this Agreement.
Section 8.15. Waiver of Jury Trial. Seller and Purchaser waive trial by jury in any proceeding brought or counterclaim asserted in connection with the transaction contemplated by this Agreement.
Section 8.16. Seller’s Authority. Seller has not received appropriate internal corporate authority for the consummation of the transaction contemplated by this Agreement and Seller does not give Purchaser any assurances or make any representations with respect to whether or not such approval will be obtained. Seller’s obligation to proceed with the transaction contemplated by this Agreement is subject to appropriate internal corporate authority.
Section 8.17. Time of the Essence. Time is of the essence with respect to Purchaser’s payment of the Purchase Price and performance of its other obligations under this Agreement.
Section 8.18. Further Assurances. Seller and Purchaser shall, upon the request of the other, execute and deliver such documents or notices, or perform such other acts, as may be reasonably requested by Seller or Purchaser to effect, perfect or confirm the assignment by Seller, and the assumption by Purchaser, of all right, title, interest and obligations of Seller under the Loans and to complete the transactions, deliveries and assignments contemplated by this Agreement, including correcting any errors or omissions in the Closing Documents delivered under Sections 3.3 and 3.4 hereof. In addition, Seller hereby irrevocably authorizes Purchaser from time to time following the Closing to file in the name of Seller any amendments, terminations, or assignments of any UCC Financing Statements securing any assets which are solely collateral for any of the Loans in order to perfect or continue the perfection of, or terminate the security interests in such assets, which authorization is limited solely to naming Seller in such amendments, terminations or assignments. Purchaser shall promptly provide Seller with a copy of any UCC Financing Statement amendments, terminations or assignments in which Seller is named following the filing or recording of such UCC Financing Statement.
Section 8.19. Post-Closing Sales or Securitizations. If at any time on or prior to the ninetieth (90th) day following the Closing (x) Purchaser sells or otherwise transfers all or any portion of Purchaser’s interest in any Loan to a third party or (y) Purchaser or its Affiliate securitizes any Loan, Purchaser shall promptly notify Seller in writing in accordance with Section 8.1 (but addressed to the attention of Gabriel Steffens and John Gay). This Section 8.19 shall survive the Closing.
Section 8.20. Covenants.
(a) Purchaser acknowledges that on the date hereof, the Life Time Fitness Centers Loans (as described in the Mortgage Loan Schedule) are cross-defaulted and cross-collateralized with three (3) other loans (the “Excess Loans”) secured by properties located in Skokie, Illinois, Burr Ridge, Illinois and Orland Park, Illinois (collectively, the “Excess Property”). Prior to the Closing Date, Seller shall use reasonable efforts to cause the Excess Loans and the Excess Property to be separated from the Life Time Fitness Centers Loans, such that (i) none of the Life Time Fitness Centers Loans are cross-defaulted with the Excess Loans and none of the Excess Loans are cross-defaulted with any of the Life Time Fitness Centers Loans, (ii) none of the Properties from the Life Time Fitness Centers Loans secure the Excess Loans and none of the Excess Property secures the Life Time Fitness Centers Loans, and (iii) no guaranty, collateral or other security for the Life Time Fitness Centers Loans constitutes a guaranty, collateral or security for the Excess Loans (collectively, the “Life Time Fitness Centers Loans Separation Transaction”). Any proposed amendments or modifications to the Life Time Fitness Centers Loans to effectuate the Life Time Fitness Centers Loans Separation Transaction shall be either (i) subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed or (ii) in form and substance substantially similar to (A) those certain Omnibus Amendments to Loan Documents and (B) that certain Confirmation of Indemnities and Guaranties, each set forth on Exhibit M (collectively, the “Pre-Approved Forms”), which Purchaser has previously approved, provided that any material deviations, modifications or changes to the Pre-Approved Forms shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall promptly deliver to Purchaser copies of any such amendments and modifications entered into by Seller.

(b) Between the date hereof and the earlier of (i) the Closing and (ii) the date on which this Agreement is terminated pursuant to the terms hereof, Seller shall use reasonable efforts to obtain originals or copies, if originals are unavailable, of those documents set forth on Exhibit O, provided that in no event shall Seller be required to contact any Borrower to obtain such documents. Notwithstanding the foregoing, Seller is under no obligation to deliver such documents on or prior to Closing and the delivery of such documents shall not be a condition to Closing. Any failure to obtain such documents shall not constitute a breach of the representation and warranty set forth in Section 5.4(j) hereof.
(c) Between the date hereof and the earlier of (i) the Closing and (ii) the date on which this Agreement is terminated pursuant to the terms hereof, with regard to each escrow or pledge agreement to which Seller is a party relating to the Loans, Seller shall use reasonable efforts to contact the escrow agent thereunder to request that after Closing, such escrow agent change all references in the name of the account from Seller to Purchaser.
(d) With regard to the Life Time Fitness Letter of Credit, promptly upon Closing, (i) Purchaser shall use commercially reasonable efforts to pursue a replacement Letter of Credit from the Borrower, (ii) upon Purchaser’s request, Seller shall reasonably cooperate with Purchaser to assist Purchaser in obtaining a replacement Letter of Credit from the Borrower, provided that Seller shall not be required to incur any cost or expense in connection therewith (unless Purchaser agrees to reimburse Seller for such cost or expense), and (iii) if Purchaser or, in the event an Affiliate of Purchaser (a “Purchaser Affiliate Successor”) has succeeded to Purchaser’s interest in the Life Time Fitness Centers Loans, a Purchaser Affiliate Successor, holds the Life Time Fitness Centers Loans (and only to the extent that Purchaser or a Purchaser Affiliate Successor holds the Life Time Fitness Centers Loans, Purchaser hereby acknowledging that in the event that neither Purchaser nor a Purchaser Affiliate Successor hold the Life Time Fitness Centers Loans, Seller shall have no obligations under this Section 8.20(d)(iii)), Seller shall take all reasonable action, as directed by Purchaser (or as directed by a Purchaser Affiliate Successor, as applicable) and at Purchaser’s (or such Purchaser Affiliate Successor’s, as applicable) expense, to effectuate draw downs of the Life Time Fitness Letter of Credit (provided that Seller is only taking such actions in response to Purchaser’s (or a Purchaser Affiliate Successor’s, as applicable) request, and Seller is in no way independently analyzing or verifying the validity or correctness of such actions, until such time that the Borrower delivers to Purchaser (or such Purchaser Affiliate Successor) a replacement Letter of Credit. In the event of any draw on the Life Time Fitness Letter of Credit by Seller, Seller shall promptly remit to Purchaser (or such Purchaser Affiliate Successor, as applicable) (or as otherwise directed by Purchaser (or such Purchaser Affiliate Successor, as applicable)) the proceeds of such draw. In consideration of Seller’s agreement as aforesaid, Purchaser (or such Purchaser Affiliate Successor, as applicable) shall indemnify, defend and hold Seller harmless from any liability, damage, loss, cost or expense arising as a result of Seller taking such actions after Closing. This Section 8.20(d) shall survive the Closing.

(e) With regard to the Excluded Letter of Credit, while such Excluded Letter of Credit is in Seller’s possession (and only to the extent that such Excluded Letter of Credit is in Seller’s possession, Purchaser hereby acknowledging that Seller has no obligation to Purchaser to keep the Excluded Letter of Credit in its possession for any length of time, and Seller hereby acknowledging that it will retain possession of the Excluded Letter of Credit if the Borrower under the 301 Carlson Loan and the 401 Carlson Loan tenders the Excluded Letter of Credit back to Seller after Seller has delivered it (or attempted to deliver it) to such Borrower), (i) upon Purchaser’s request, Seller shall reasonably cooperate with Purchaser to assist Purchaser in obtaining a replacement Letter of Credit from the Borrower for the portion of the Excluded Letter of Credit allocable to the 301 Carlson Loan and the 401 Carlson Loan (each, as described in the Mortgage Loan Schedule), provided that Seller shall not be required to incur any cost or expense in connection therewith (unless Purchaser agrees to reimburse Seller for such cost or expense), and (ii) if Purchaser or, in the event a Purchaser Affiliate Successor has succeeded to Purchaser’s interest in the 301 Carlson Loan or the 401 Carlson Loan, a Purchaser Affiliate Successor, holds the 301 Carlson Loan or the 401 Carlson Loan (and only to the extent that Purchaser or a Purchaser Affiliate Successor holds the 301 Carlson Loan and the 401 Carlson Loan, Purchaser hereby acknowledging that in the event that neither Purchaser nor a Purchaser Affiliate Successor hold the 301 Carlson Loan or the 401 Carlson Loan, Seller shall have no obligations under this Section 8.20(e)(ii) with regard to such Loan), Seller shall take all reasonable action, as directed by Purchaser (or, if a Purchaser Affiliate Successor has succeeded to the interests of Purchaser in either or both the 301 Carlson Loan and the 401 Carlson Loan, as directed by such Purchaser Affiliate Successor) and at Purchaser’s (or such Purchaser Affiliate Successor’s, as applicable) expense, to effectuate draw downs of the portion of the Excluded Letter of Credit allocable to the 301 Carlson Loan and the 401 Carlson Loan (provided that Seller is only taking such actions in response to Purchaser’s (or such Purchaser Affiliate Successor’s, as applicable) request, and Seller is in no way independently analyzing or verifying the validity or correctness of such actions), until such time that the Borrower delivers to Purchaser (or such Purchaser Affiliate Successor, as applicable) a replacement Letter of Credit or the Excluded Letter of Credit is no longer in Seller’s possession. In the event of any draw on the Excluded Letter of Credit by Seller with respect to the portion of the Excluded Letter of Credit allocable to the 301 Carlson Loan and/or the 401 Carlson Loan, Seller shall promptly remit to Purchaser (or such Purchaser Affiliate Successor, as applicable) (or as otherwise directed by Purchaser (or such Purchaser Affiliate Successor, as applicable)) the proceeds of such draw. In consideration of Seller’s agreement as aforesaid, Purchaser (or such Purchaser Affiliate Successor, as applicable) shall indemnify, defend and hold Seller harmless from any liability, damage, loss, cost or expense arising as a result of Seller taking such actions after Closing. Notwithstanding anything to the contrary contained in this Section 8.20(e), Seller shall have the right to draw on the Excluded Letter of Credit with respect to the portion of the Excluded Letter of Credit not allocable to the 301 Carlson Loan and the 401 Carlson Loan in Seller’s sole and absolute discretion, Purchaser hereby acknowledging that Purchaser may be required to forego possession of the Excluded Letter of Credit in connection therewith; provided, however, that in the event the Excluded Letter of Credit is amended or a new letter of credit issued following a draw on the Excluded Letter of Credit by Seller (the amended Excluded Letter of Credit or new letter credit, each, a “New Excluded Letter of Credit”), such New Excluded Letter of Credit shall be subject to the terms of this Section 8.20(e) and constitute the Excluded Letter of Credit under this Section 8.20(e) so long as such New Excluded Letter of Credit is in Seller’s possession and any portion of such New Excluded Letter of Credit is allocable to the 301 Carlson Loan or the 401 Carlson Loan. This Section 8.20(e) shall survive the Closing.
Section 8.21. Escrow Agent.
(a) All fees charged by Escrow Agent shall be the responsibility of Purchaser. Escrow Agent may resign from its duties hereunder at any time by giving written notice of such resignation to the parties hereto; provided, however, that Escrow Agent shall continue to serve until its successor is appointed jointly by Seller and Purchaser, and such successor accepts and agrees to perform the obligations of Escrow Agent hereunder and receives the Deposit.
(b) Under this Agreement, Escrow Agent is a depositary only and shall have no liability for the holding, disbursement, application or other disposition of any monies received by Escrow Agent other than to comply with the specific instructions, terms and provisions expressly set forth and/or provided for in this Agreement. In accepting any monies delivered to Escrow Agent hereunder, it is agreed and understood that Escrow Agent will not be called upon to construe any contract, instrument or document deposited herewith or submitted hereunder, but only to follow the specific instructions expressly set forth and/or provided for in this Agreement. Seller and Purchaser hereby agree to indemnify, defend and hold Escrow Agent harmless from and against any cost, loss or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by Escrow Agent as a result of it being named in or as a result of it commencing and prosecuting any litigation or proceeding required or permitted under this Agreement or otherwise in connection with Escrow Agent’s performance under this Agreement; provided, however, the foregoing indemnity will not apply to the extent arising as a result of the gross negligence or willful misconduct of Escrow Agent.
(c) Escrow Agent, as a part of the consideration for its acceptance of this escrow, shall not, in the performance of its duties under this Agreement, be liable for any error of judgment, or for any acts or omissions done by it in good faith, or for any mistake of fact or law, or for any claims, demands, causes of action, losses, liabilities, damages, costs or expenses claimed or suffered by any party to this Agreement, except such as may arise as a result of Escrow Agent’s own gross negligence or willful misconduct. Escrow Agent is hereby authorized to rely upon, and shall be protected in acting upon, any notice, request, waiver, consent, receipt, certificate, affidavit, authorization, power of attorney, trust agreement or other paper or document believed by Escrow Agent in good faith to be genuine and what it purports to be.
(d) If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.
Section 8.22. Limited Exclusivity. From the period commencing on the execution of this Agreement by Seller and Purchaser and ending on the earlier of (i) the date of termination of this Agreement or (ii) the Closing, Seller shall not solicit, negotiate or engage in active discussions regarding any other offer to purchase all or any portion of the Loans.
Section 8.23. Sharing Agreements.
(a) From and after the Closing Date, Purchaser agrees to pay Seller twenty-five percent (25%) of any Net Extension Fees (as defined below) actually received by Purchaser (or its Affiliates) after the Closing Date. “Net Extension Fees” shall mean, with respect to any Loan, the amount of (i) any fees actually received by Purchaser (or its Affiliates) in connection with the extension of the maturity date of the Loan for less than eighteen (18) months (an “Extension”), less (ii) all out-of-pocket costs and expenses incurred by Purchaser in connection with or relating to the Extension of such Loan, to the extent not separately paid for by Borrower (or its Affiliates). In the event that the maturity date of a Loan is extended multiple times, such that the aggregate length of all Extensions is eighteen (18) months or more after the original maturity date of the Loan, then following the first Extension which, together with all previous Extensions, extends the original maturity date for eighteen (18) months or more, Purchaser shall pay to Seller fifty percent (50%) of the total Net Extension Fees received by Purchaser (or its Affiliates) in connection with such Extension and all previous Extensions, less all Net Extension Fees relating to such Loan previously paid to Seller; provided, however, that Seller shall not be entitled to any further Net Extension Fees (or Net Origination Fees) in connection with any further Extensions (or Refinancings) of such Loan. Nothing contained in this Section 8.23(a) shall require Purchaser to extend the maturity of all or any of the Loans (or to make any offer or proposal to extend the maturity date of all or any of the Loans), and any decision by Purchaser to extend the maturity date of any of the Loans (or to make any offer or proposal to extend the maturity date for any of the Loans) shall be made in the sole and absolute discretion of Purchaser. This Section 8.23(a) shall survive the Closing.
(b) From and after the Closing Date, Purchaser agrees to pay Seller fifty percent (50%) of any Net Origination Fees (as defined below) actually received by

Purchaser (or its Affiliates) after the Closing Date. “Net Origination Fees” shall mean, with respect to any Loan, the amount of (i) any fees actually received by Purchaser (or its Affiliates) in connection with the first extension of the maturity date of the Loan for eighteen (18) months or more (a “Refinancing”), less (ii) all out-of-pocket costs and expenses incurred by Purchaser (or its Affiliates) in connection with or relating to the Refinancing of the Loan, to the extent not separately paid for by Borrower (or its Affiliates). The portion of the Net Origination Fees payable to Seller pursuant to this Section 8.23(b) with respect to the Refinancing shall only be payable in connection with the first Refinancing of such Loan by Purchaser (or its Affiliates) after the Closing Date, and this Section 8.23(b) shall not be applicable to any subsequent Refinancing of such Loan by Purchaser (or any of its Affiliates) following the first Refinancing of such Loan. Nothing contained in this Section 8.23 shall require Purchaser (or any of its Affiliates) to Refinance all or any of the Loans (or to make any offer or proposal to Refinance any of the Loans), and any decision by Purchaser (or its Affiliates) to Refinance any of the Loans (or to make any offer or proposal to Refinance any of the Loans) shall be made in the sole and absolute discretion of Purchaser (and its Affiliates). This Section 8.23(b) shall survive the Closing.
(c) The portion of any Net Extension Fees or any Net Origination Fees payable to Seller in accordance with the terms of this Section 8.23 shall be paid by Purchaser to Seller within seven (7) Business Days following receipt by Purchaser of the Net Extension Fees or Net Origination Fees, as applicable, in accordance with written payment instructions provided by Seller to Purchaser. This Section 8.23(c) shall survive the Closing.
(d) No later than two (2) Business Days prior to the occurrence of any extension of the term of any Loan (whether such extension is an Extension or a Refinancing as defined pursuant to this Section 8.23), a statement certified by an officer of Purchaser (or its Affiliate) shall be delivered to Seller setting forth reasonably detailed information regarding the extension (i.e., the length of the proposed extension, an estimate of any fees anticipated to be received by Purchaser (or its Affiliates) in connection with such extension, and an estimate of Purchaser’s (or its Affiliates’) out-of-pocket costs and expenses not reimbursed by Borrower (or its Affiliates)), and the amount anticipated to be paid to Seller as a result of such extension. Upon the request of Seller, Purchaser (or its Affiliates) shall promptly provide all reasonable back-up materials requested by Seller relating to such extension. This Section 8.23(d) shall survive the Closing.
[Signatures on Following Pages]

IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have executed and delivered this Agreement as of the date first set forth above.

PURCHASER: STARWOOD PROPERTY MORTGAGE SUB-1, L.L.C.
By:
Name:
Title:

SELLER: TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:
Name:
Title:

ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY
By:
Name:
Title:

EXHIBIT A
THE LOANS
Mortgage Loan Schedule (Including Escrow Accounts):
[Exhibit Begins on Next Page]

EXHIBIT B
DEFINITIONS
“Affiliate” is defined, in the case of any entity, as any of the entity’s direct or indirect parents or any wholly- or partially-owned subsidiary of the entity or any of the entity’s direct or indirect parents.
“Agreement” is defined as this Loan Purchase and Sale Agreement.
“Agreement among Noteholders” is defined as that certain Agreement among Noteholders by and between Goldman Sachs Mortgage Company, a New York limited partnership, and Seller, dated as of March 22, 2001, as assigned, amended, modified, renewed or extended through the date of this Agreement and from time to time after the date of this Agreement.
“Assignment” is defined as, with respect to each Property, assignment of leases, rents and profits or similar agreement executed by the applicable Borrower, assigning all of the income, rents and profits derived from the ownership, operation, leasing or disposition of each Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date of this Agreement and from time to time after the date of this Agreement (collectively, with respect to all of the Loans, the “Assignments”).
“Borrower” is defined as the current and unreleased obligor or obligors on each Note and/or a successor or successors of such obligor(s) that takes title to the applicable Property subject to the applicable Mortgage and Assignment (collectively, with respect to all of the Notes, the “Borrowers”).
“Business Day” is defined as any day, other than a Saturday, a Sunday, a federal holiday or any day on which banking institutions in New York City are not generally open for business.
“Claim” is defined as any assertion, cause of action, claim, demand or legal proceeding.
“Closing” is defined as delivery of the Closing Documents, payment of the Purchase Price and sale and purchase of the Loans in accordance with this Agreement, which will occur at 10:00 a.m. Eastern Standard/Daylight Time on the Closing Date.
“Closing Date” is defined as February 26, 2010, as may be extended with respect to the Life Time Fitness Centers Loans to the Life Time Loans Closing Date and the Extended Life Time Loans Closing Date, each pursuant to Section 3.8 hereof; or such other date as Purchaser and Seller may mutually agree.
“Closing Date Principal Balances” is defined as the aggregate Principal Balance of the Loans as of 12:01 a.m. Eastern Standard/Daylight Time on the Closing Date.

“Closing Documents” is defined as all documents that are required to be delivered by Seller or Purchaser at the Closing in accordance with this Agreement.
“Co-Lender Agreement” is defined as that certain Co-Lender Agreement by and between Lehman and Seller, dated as of May 6, 2003, as assigned, amended, modified, renewed or extended through the date of this Agreement and from time to time after the date of this Agreement.
“Deposit” is defined as Five million and no/100ths dollars ($5,000,000.00), constituting the amount of money to be deposited with Escrow Agent by Purchaser and applied in accordance with this Agreement.
“Escrow Agent” is defined in the introductory paragraph. Escrow Agent’s address for Notices is as follows:

Chicago Title Insurance Company
711 Third Avenue
New York, NY 10017
Attention: Matthew S. Bliwise
“Escrow Amounts” is defined as, with respect to each Loan, the positive balance of funds held by or on behalf of Seller with respect to such Loan, for taxes, insurance premiums, capital improvements, tenant improvements, leasing commissions or other matters.
“Excess Loans” is defined in Section 8.20(a).
“Excess Property” is defined in Section 8.20(a).
“Excluded Agreement” is defined as (i) the Willowbrook Mall Sub-Servicing Agreement, (ii) that certain Interim Sub-Servicing Agreement by and between Archon Group, L.P., a Delaware limited partnership, and Seller, dated as of March 22, 2001, and (iii) the MGM Tower Sub-Servicing Agreement, each as may have been assigned, amended, modified, renewed or extended through the date of this Agreement.
“Excluded Letter of Credit” is defined as that certain Letter of Credit issued by Citibank, N.A. in the amount of Two Million Nine Hundred Sixty Thousand Three Hundred Thirteen and 66/100ths dollars ($2,960,313.66), relating to the 301 Carlson Parkway Loan and the 401 Carlson Parkway Loan (each as described in the Mortgage Loan Schedule) and certain other loans that are not any of the Loans.
“Extended Life Time Loans Closing Date” is defined in Section 3.8(b).
“Extension” is defined in Section 8.23(a).
“Ground Lease” is defined in the definition of Loan Files below.

“Indemnified Persons” is defined in Section 7.1.
“Lehman” is defined as Lehman Brothers Bank FSB, a federal stock savings bank.
“Life Time Fitness Centers Loans Separation Transaction” is defined in Section 8.20(a).
“Life Time Fitness Letter of Credit” is defined in Section 3.4(m).
“Life Time Loans Closing Date” is defined in Section 3.8(a).
“Loan” and “Loans” are defined in the Recitals to this Agreement.
“Loan Agreement” is defined as that certain Loan Agreement by and among GGP-Willowbrook, L.P., a Delaware limited partnership, Goldman Sachs Mortgage Company, a New York limited partnership, and Seller, dated as of March 22, 2001, as assigned, amended, modified, renewed or extended through the date of this Agreement and from time to time after the date of this Agreement.
“Loan Documents” is defined as the Notes, the Mortgages, the Assignments and all other material documents evidencing or securing the Loans, except those documents set forth on Exhibit O, which are excluded from the definition of Loan Documents in all respects.
“Loan Files” is defined as, with respect to each Loan, the following documents, except for those documents set forth on Exhibit O, which are excluded from the definition of Loan File in all respects:
(a)	an original of the Note;
(b)	the original (to the extent in Seller’s possession) or a copy of the Mortgage, and any intervening assignments (or copies of such assignments) of the Mortgage, in each case with evidence of recording indicated thereon;
(c)	the original (to the extent in Seller’s possession) or a copy of the Assignment, and any intervening assignments (or copies of such assignments) of the Assignment, in each case with evidence of recording indicated thereon;
(d)	the other Loan Documents;
(e)	the original or a copy of the ground lease (a “Ground Lease”), if any, pertaining to the Property, any amendment to the Ground Lease and any intervening assignments of the Ground Lease, together with evidence of the recording of the Ground Lease and each such assignment or a memorandum or memoranda of the Ground Lease;

(f)	the original or a copy of all assumption, modification and substitution agreements in those instances where the Note, the Mortgage, the Assignment or any other documents in the Loan Files have been assumed or modified;
(g)	the original or a copy of lender’s title insurance policy for the Loan or, with respect to a Loan not covered by a lender’s title insurance policy, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the Property is located;
(h)	the Research Office Center Letter of Credit;
(i)	the Life Time Fitness Letter of Credit; and
(j)	all other material documents, files, correspondence, third party studies, and surveys relating to the Loan or the Property in the possession of Seller, other than electronic files and those items that are deemed by Seller in its sole discretion to be confidential, privileged or proprietary in nature.
“Material Breach” is defined as a material breach of a Seller’s Representation that causes a loss in the value of any Loan in an amount exceeding ten percent (10%) of the Principal Balance of said Loan on the Closing Date.
“Material Breach Termination Date” is defined as the date thirty (30) days after the Closing Date, provided that if such date is not a Business Day, then the Material Breach Termination Date will be the last Business Day immediately preceding the date thirty (30) days after the Closing Date.
“MGM Tower Loan” is defined as the Loan evidenced by that certain Promissory Note B by Constellation Place, LLC, a Delaware limited liability company, in favor of Lehman, dated as of May 6, 2003, in the original principal amount of $90,000,000, as assigned by Lehman to Seller pursuant to that certain Allonge by Lehman in favor of Seller, dated as of May 6, 2003.
“MGM Tower Sub-Servicing Agreement” is defined as that certain Sub-Servicing Agreement by and between Wachovia Bank, National Association, a national banking association, and Seller, dated as of January 12, 2004, as assigned, amended, modified, renewed or extended through the date of this Agreement.
“Mortgage” is defined as, with respect to each Loan, the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, security agreements and financing statements or other instruments (including the security agreements and UCC Financing Statements included in the Loan Files) purporting to create a continuing lien against and a security interest in the applicable Property, as from time to time amended, modified, renewed or extended (collectively, with respect to all of the Loans, the “Mortgages”).

“Mortgage Loan Schedule” is defined as the schedule of information attached as Exhibit A hereto, which schedule sets forth, among other matters, the following information with respect to each Loan as of the Closing Date:
(i)	the name of the Borrower and address of the Property;

(ii)	the Closing Date Principal Balance;

(iii)	the current interest rate on the Loan as of the Closing Date in the absence of default;

(iv)	the amount of the currently scheduled monthly debt service payment;

(v)	the amount of any Escrow Amounts;

(vi)	the date through which interest has been paid;

(vii)	the per diem rate of interest; and

(viii)	the payment amortization schedule.
“Net Extension Fees” is defined in Section 8.23(a).
“Net Origination Fees” is defined in Section 8.23(b).
“New Excluded Letter of Credit” is defined in Section 8.20(e).
“Note” is defined as the executed note or notes, together with any rider, addendum, assignment or amendment to the note or notes, evidencing the indebtedness of Borrower to Seller under each Loan (collectively, with respect to all of the Loans, the “Notes”).
“Notice” is defined as any and all acceptances, approvals, consents, demands, notices, requests and other communications required or permitted to be given under this Agreement.
“Other Loans” is defined in Section 3.8(a)(i).
“Pre-Approved Forms” is defined in Section 8.20(a).
“Principal Balance” is defined as, as of any date of determination, the then unpaid principal balance of each Loan.
“Property” is defined as the property, including any interest under a Ground Lease, securing each Note (collectively, with respect to all of the Notes, the “Properties”).
“Purchaser Affiliate Successor” is defined in Section 8.20(d).

“Purchase Price” is defined as the amount payable by Purchaser in consideration of the transfer of the Loans to Purchaser in accordance with this Agreement, such amount being equal to 101.4% of the Closing Date Principal Balances, with such adjustments to the Purchase Price as are described in Section 3.2 of the Agreement.
“Purchaser” is defined in the introductory paragraph. Purchaser’s address for Notices is as follows:

Starwood Property Mortgage Sub-1, L.L.C.
c/o Starwood Capital Group
591 West Putnam Avenue
Greenwich, Connecticut 06830 Attention: Andrew Sossen
with a courtesy
copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Lee Smolen
“Refinancing” is defined in Section 8.23(b).
“Repurchase Price” means, as to any Loan, a price equal to 101.4% of the Principal Balance of such Loan on the date of repurchase, plus accrued and unpaid interest, as of the date of repurchase.
“Research Office Center Letter of Credit” is defined in Section 3.4(l).
“Seller” is defined in the introductory paragraph. Seller’s address for Notices is as follows:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Director Portfolio Management
Mortgage and Real Estate Sales
AAA # (As indicated in Exhibit A.)
Investment ID # (As indicated in Exhibit A.)
with a courtesy
copy to:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Managing Counsel

Commercial Mortgage Team
AAA # (As indicated in Exhibit A.)
Investment ID # (As indicated in Exhibit A.)
“Seller’s Actual Knowledge” is defined as the actual, as opposed to imputed or constructive, knowledge of Faye Friedman and Frederick White without duty of investigation or inquiry.
“Seller’s Broker” is defined as Eastdil Secured.
“Seller’s Representation” is defined as the representations and warranties expressly made by Seller to Purchaser in Article V of this Agreement.
“UCC Financing Statement” is defined as a financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in the relevant jurisdiction.
“Willowbrook Mall Loan” is defined as the Loan evidenced by that certain Promissory Note by GGP-Willowbrook, L.P., a Delaware limited partnership, in favor of Seller, dated as of March 22, 2001, in the original principal amount of $35,000,000.
“Willowbrook Mall Sub-Servicing Agreement” is defined as that certain Sub-Servicing Agreement by and between GMAC Commercial Mortgage Corporation, a California corporation, and Seller, dated as of August 20, 2001, as assigned, amended, modified, renewed or extended through the date of this Agreement.

EXHIBIT C
RULES OF CONSTRUCTION
1. References in this Agreement to numbered Articles or Sections are references to the Articles and Sections of this Agreement. References in this Agreement to lettered Exhibits and numbered Attachments are references to the Exhibits and Attachments attached to this Agreement, all of which are incorporated in and constitute a part of this Agreement. Article, Section, Exhibit and Attachment captions used in this Agreement are for reference only and do not describe or limit the substance, scope or intent of this Agreement or the individual Articles, Sections, Exhibits or Attachments of this Agreement.
2. The terms “include”, “including” and similar terms are construed as if followed by the phase “without limitation.”
3. The term “Property” is construed as if followed by the phrase “or any part thereof.”
4. Any agreement by or duty imposed on Purchaser in this Agreement to perform any obligation or to refrain from any act or omission constitutes a covenant on Purchaser’s part and includes a covenant by Purchaser to cause its Affiliates, agents, employees, members, partners, principals, representatives and trustees to perform the obligation or to refrain from the act or omission in accordance with this Agreement. Any statement or disclosure contained in this Agreement about facts or circumstances relating to Purchaser constitutes a representation and warranty by Purchaser made as of the date of this Agreement.
5. The singular of any word includes the plural and the plural includes the singular. The use of any gender includes all genders.
6. The terms “person”, “party” and “entity” include natural persons, firms, partnerships, limited liability companies and partnerships, corporations and any other public or private legal entity.
7. The term “provisions” includes terms, covenants, conditions, agreements and requirements.
8. The term “amend” includes modify, supplement, renew, extend, replace, restate and substitute and the term “amendment” includes modification, supplement, renewal, extension, replacement, restatement and substitution.
9. Reference to any specific law or to any document or agreement includes any future amendments to or replacements of the law, document or agreement, as the case may be.